EXHIBIT 4.9

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

VersaBank

2002 – 140 Fullarton Street

London, Ontario
N6A 5P2

Item 2	Date of Material Change

February 24, 2021

Item 3	News Release

A news release describing the material change was issued on February 24, 2021 through the facilities of Canada News Wire and subsequently filed on SEDAR.

Item 4	Summary of Material Change

VersaBank (the “Bank”) announced that it plans to launch a strong encryption based digital currency (cryptocurrency) represented one-to-one by a Canadian dollar bank deposit with the Bank, to be known as VCAD.

Item 5	Full Description of Material Change

5.1	Full Description of Material Change

VersaBank (the “Bank”) announced that it plans to launch a strong encryption based digital currency (cryptocurrency) represented one-to-one by a Canadian dollar bank deposit with the Bank, to be known as VCAD. VCAD is expected to be the first digital currency to represent a fiat currency (i.e. a digital deposit receipt), as well as the first digital currency issued by and backed by deposits with a North American bank.

VersaBank has entered into a strategic partnership with Stablecorp, a joint venture between Canada’s leading crypto asset manager, 3iQ, and Mavennet, a Canadian leader in blockchain development, to commercially launch VCAD. VCAD is based on VersaBank’s proprietary banking software and the digital currency issuance processes will be securely managed via VersaVault®, VersaBank subsidiary, DRT Cyber Inc.’s world leading digital bank vault designed to secure digital assets. The Bank is targeting public availability of VCAD in the coming months.

Consistent with VersaBank’s highly efficient, business-to-business model, VCAD will be issued by VersaBank to financial intermediary partners in exchange for Canadian dollar deposits with the Bank utilizing “smart contracts”, a more highly encrypted iteration of the Bank’s existing digital deposit contracts. VersaBank’s partners will then offer VCAD directly to individuals and businesses, who can use them for commerce and redeem them for Canadian dollars at any time.

In addition to VCAD, under their partnership, VersaBank and Stablecorp plan to work together towards the development and launch of “VUS” and “VEuro”, deposit-based, US dollar and Euro versions of the VersaBank digital currency.

FORWARD LOOKING STATEMENTS

The statements in the news release and this report that relate to the future are forward-looking statements. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, many of which are out of our control. Risks exist that predictions, forecasts, projections, and other forward-looking statements will not be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements as several important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to, the strength of the Canadian economy in general and the strength of the local economies within Canada in which we conduct operations; the effects of changes in monetary and fiscal policy, including changes in interest rate policies of the Bank of Canada; changing global commodity prices; the effects of competition in the markets in which we operate; inflation; capital market fluctuations; the timely development and introduction of new products in receptive markets; the impact of changes in the laws and regulations pertaining to financial services; changes in tax laws; technological changes; unexpected judicial or regulatory proceedings; unexpected changes in consumer spending and savings habits; the impact of COVID-19 pandemic and our anticipation of and success in managing the risks implicated by the foregoing. For a detailed discussion of certain key factors that may affect our future results, please see our annual management’s discussion and analysis (“MD&A”) for the year ended October 31, 2020.

The foregoing list of important factors is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. The forward-looking information contained in the news release, this document, and the related MD&A is presented to assist our shareholders in understanding our financial position and may not be appropriate for any other purposes. Except as required by securities law, we do not undertake to update any forward-looking statement that is contained in this document and related MD&A or made from time to time by the Bank or on its behalf.

5.2	Disclosure for Restructuring Transactions

Not Applicable

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not Applicable.

Item 7	Omitted Information

Not Applicable.

Item 8	Executive Officer

For further information, please contact:

David Taylor

President & Chief Executive Officer

Telephone No: (519) 675-4206

Item 9	Date of Report

March 5, 2021